Exhibit 99.1

Contact:

Michael J. Dee

Chief Financial Officer

(410) 477- 5000

BV FINANCIAL, INC. ANNOUNCES FINANCIAL RESULTS

Baltimore, Maryland, April 24, 2026– BV Financial, Inc. (NASDAQ: BVFL), (the “Company”) the holding company for BayVanguard Bank (the “Bank”), reported net income of $1.1 million or $0.13 per diluted share for the quarter ended March 31, 2026 compared to net income of $2.1 million or $0.21 per diluted share for the quarter ended March 31, 2025.

Adjusted net income, a non-GAAP financial metric, was $3.3 million for the quarter ended March 31, 2026 compared to $2.9 million for the quarter ended March 31, 2025. For a reconciliation of net income as reported and non-GAAP adjusted net income, see the table below.

Financial Highlights

•
As previously disclosed in a Form 8-K file with the Securities and Exchange Commission, former Co-President & CEO David Flair resigned in January. In connection with his resignation, he received a payment of $2.2 million in the quarter ended March 31, 2026.
•
The Company generated strong net interest margins and net interest spread of 4.36% and 3.68%, respectively in the quarter ended March 31, 2026 compared to 4.12% and 3.37% in the quarter ended March 31, 2025.
•
Share repurchases of 102,076 shares of common stock at a weighted average price of $18.72 were executed in the quarter ended March 31, 2026.
•
Return on average assets and return on average equity for the quarter ended March 31, 2026 were 0.48% and 2.38%, respectively. Return on average assets and return on average equity for the three months ended March 31, 2025 were 0.92% and 4.28%, respectively.
•
Loans decreased $19.3 million, or -2.56% to $735.6 million at March 31, 2026 compared to $754.9 million at December 31, 2025.
•
Deposits decreased $2.6 million, or -0.38%, to $673.5 million at March 31, 2026 from $676.1 million at December 31, 2025.

Financial Condition

Total Assets. Total assets were $910.9 million at March 31, 2025, a decrease of $1.4 million, or 0.2%, from $912.2 million at December 31, 2025. The decrease was due primarily to the decrease of $19.3 million in loans, partially offset by an increase of $18.9 million in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents increased $18.9 million, or 33.9%, to $74.6 million at March 31, 2026 from $55.7 million at December 31, 2025. The increase in cash was primarily a result of the pay-downs in loans.

Net Loans Receivable. Loans receivable decreased $19.3 million, or 2.6%, to $735.6 million at March 31, 2026 from $754.9 million at December 31, 2025. Real estate loans decreased $11.3 million while consumer and commercial loans decreased $8.0 million.

Securities. Securities available for sale decreased by $336,000, or 1.0%, from December 31, 2025 as paydowns and maturities were not fully replaced with new purchases. The held-to-maturity portfolio experienced a slight decrease due to paydowns.

Total Liabilities. Total liabilities decreased $1.2 million, or 0.16%, to $727.2 million at March 31, 2026 from $728.4 million at December 31, 2025. The decrease was due primarily to the decrease in deposits offset by an increase in other liabilities.

Deposits. Total deposits decreased $2.6 million, or 0.38% to $673.5 million at March 31, 2026 from $676.1 million at December 31, 2025. Interest-bearing deposits decreased $3.5 million, or 0.7%, to $534.2 million at March 31, 2026 from $537.7 million at December 31, 2025. Noninterest bearing deposits increased $1.0 million, or 0.7%, to $139.3 million at March 31, 2026 from $138.4 million at December 31, 2025.

Federal Home Loan Bank Borrowings. The Company had $35 million in Federal Home Loan Bank borrowings at March 31, 2026 and December 31, 2025.

Stockholders’ Equity. Stockholders’ equity decreased $167,000, or 0.1%, to $183.6 million at March 31, 2026 from $183.8 million at December 31, 2025 a due to $2.0 million in stock repurchases offset by net income, and the impact of equity compensation plans.

Asset Quality. Non-performing loans at March 31, 2026 totaled $2.6 million, compared to $2.3 million at December 31, 2025. The Company had no foreclosed real estate at either period. At March 31, 2026, the allowance for credit losses on loans was $6.4 million, which represented 0.87% of total loans and 282.9% of non-performing loans compared to $6.4 million at December 31, 2025, which represented 0.85% of total loans and 284.72% of non-performing loans.

Comparison of Operating Results for the Three Months Ended March 31, 2026 and 2025

Net Income. Net income was $1.1 million, or $0.13 per diluted share, for the quarter ended March 31, 2026 compared to net income of $2.1 million or $0.21 per diluted share, for the quarter ended March 31, 2025. The decrease was primarily due to the previously-noted executive payout, offset by higher net interest income.

Net Interest Income. Net interest income was $9.1 million for the three months ended March 31, 2026 compared to $8.6 million for the three months ended March 31, 2025. The net interest margin for the three months ended March 31, 2026 was 4.36% compared to 4.12% for the three months ended March 31, 2025. The increase in net interest income was due primarily to the Bank's utilization of lower cost Federal Home Loan Bank borrowings to replace the $35.0 million in subordinated debt that was paid off in December 2025 and higher rates earned on the loan portfolio, offset by lower yields on other interest-earning assets.

Provision for Credit Losses. The Company recorded a recovery of credit losses of $11,000 for the three months ended March 31, 2026 compared to a provision of $297,000 for the three months ended March 31, 2025.

Noninterest Income. For the three months ended March 31, 2026, noninterest income totaled approximately $528,000 compared to $530,000 for the quarter ended March 31, 2025.

Noninterest Expense. For the three months ended March 31, 2026, noninterest expense totaled $7.6 million compared to $6.2 million for the three months ended March 31, 2025. Compensation and benefits expenses increased $1.3 million, or 27.8% primarily due to the executive payout noted above and regular merit salary increases somewhat offset by lower equity compensation costs of $0.5 million. Other expenses increased $141,000 or 39.6%.

Income taxes. For the three months ended March 31, 2026, income tax expense was $961,000 for an effective tax rate of 46.8%. In the quarter ended March 31, 2025, income tax expense was $599,000 for an effective tax rate of 22.2%. The increase in the effective tax rate is primarily attributable to the non-deductible portion of the executive transition payment.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, increased competitive pressures, the effects of inflation, potential recessionary conditions, general economic conditions or conditions within the securities markets, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve Board, the impact of the imposition of tariffs and any retaliatory responses, changes in the quality, size and composition of our loan and securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in demand for our products and services, accounting and tax changes, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services, the current or anticipated impact of military conflict, terrorism or other geopolitical events, a potential government shutdown, a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged and the failure to maintain current technologies, the failure to retain or attract employees.

BV Financial, Inc.

BV Financial, Inc. is the parent company of BayVanguard Bank. BayVanguard Bank is headquartered in Baltimore, Maryland with twelve branches in the Baltimore metropolitan area and the eastern shore of Maryland. The Bank is a full-service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses.

BV FINANCIAL, INC.
Consolidated Financial Ratios

	At or For the Three Months
	Ended March 31,
	2026	2025

Performance Ratios(1):
Return on average assets	0.48%	0.92%
Return on average equity	2.38%	4.28%
Interest rate spread(2)	3.67%	3.37%
Net interest margin(3)	4.36%	4.12%
Yields on earning assets	5.79%	5.66%
Cost of interest-bearing liabilities	2.11%	2.29%
Cost of deposits	1.59%	1.61%
Yield on loans	6.11%	5.89%
Non-interest expense to average assets	3.33%	2.70%
Efficiency ratio(4)	78.82%	67.36%
Average interest-earning assets to average interest-bearing liabilities	148.43%	148.50%
Average equity to average assets	20.08%	21.40%
Credit Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.87%	1.18%
Allowance for credit losses as a percentage of non-performing loans	282.88%	183.87%
Net charge-offs to average outstanding loans during the year	-	-
Non-performing loans as a percentage of total loans	0.36%	0.64%
Non-performing loans as a percentage of total assets	0.29%	0.52%
Total non-performing assets as a percentage of total assets	0.29%	0.53%
Per Share Data
Earnings per common share, basic	$0.13	$0.21
Earnings per common share, diluted	$0.13	$0.21
Book value per common share	$20.99	$18.70
Tangible book value per common share(5)	$19.27	$17.26
Weighted average shares outstanding	8,156,732	9,900,938

(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percentage of average interest-earning assets.
(4) Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(5) Represents total equity less goodwill less other intangible assets divided by common shares outstanding. See non-GAAP reconciliation table.

BV FINANCIAL, INC.
Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
(dollars in thousands, except share amounts)	(unaudited)	derived from audited financial statements

Assets
Cash	$6,908	$5,616
Interest-bearing deposits in other banks	67,669	50,089
Cash and cash equivalents	74,577	55,705
Equity Investment	406	404
Securities available for sale	32,890	33,226
Securities held to maturity (fair value of $5,047 and $5,102, ACL of $1 and $2)	5,691	5,736
Loans held for maturity	735,608	754,921
Allowance for Credit Losses	(6,399)	(6,437)
Net Loans	729,209	748,484
Premises and equipment, net	12,307	12,493
Federal Home Loan Bank of Atlanta stock, at cost	2,324	2,324
Investment in life insurance	20,526	20,441
Accrued interest receivable	2,990	3,149
Goodwill	14,420	14,420
Intangible assets, net	606	651
Deferred tax assets, net	7,404	7,563
Other assets	7,507	7,617
Total assets	$910,857	$912,213
Liabilities and Stockholders' Equity
Liabilities
Noninterest-bearing deposits	$139,318	$138,360
Interest-bearing deposits	534,195	537,734
Total deposits	673,513	676,094

FHLB borrowings	35,000	35,000
Other liabilities	18,707	17,315
Total liabilities	727,220	728,409
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 45,000,000 shares authorized in 2026 and 2025; 8,750,737 shares issued and outstanding as of March 31, 2026; 8,852,813 shares issued and outstanding as of December 31, 2025	87	88
Paid-in capital	67,564	68,834
Unearned common stock held by employee stock ownership plan	(6,929)	(6,978)
Retained earnings	124,081	122,990
Accumulated other comprehensive loss	(1,166)	(1,130)
Total stockholders' equity	183,637	183,804
Total liabilities and stockholders' equity	$910,857	$912,213

BV FINANCIAL, INC.
Consolidated Statements of Income

	(unaudited)
(dollars in thousands, except per share amounts)	Three Months Ended March 31,
Interest Income	2026	2025
Loans, including fees	$11,143	$10,741
Investment securities available for sale	289	350
Investment securities held to maturity	45	47
Other interest income	605	743
Total interest income	12,082	11,881
Interest Expense
Interest on deposits	2,652	2,601
Interest on FHLB borrowings	319	171
Interest on Subordinated debentures	—	466
Total interest expense	2,971	3,238
Net interest income	9,111	8,643
(Recovery of) provision for credit losses	(11)	297
Net interest income after provision for (recovery of) credit losses	9,122	8,346
Noninterest Income
Service fees on deposits	109	103
Fees from debit cards	164	164
Income from investment in life insurance	86	87
Other income	169	176
Total noninterest income	528	530
Noninterest Expense
Compensation and related benefits	5,780	4,524
Occupancy	456	444
Data processing	399	397
Advertising	15	6
Professional fees	237	231
Equipment	89	91
Foreclosed real estate and repossessed assets holding costs	(5)	3
Amortization of intangible assets	45	45
FDIC insurance premiums	85	81
Other expense	497	356
Total noninterest expense	7,598	6,178
Net income before tax	2,052	2,698
Income tax expense	961	599
Net income	$1,091	$2,099
Basic earnings per share	$0.13	$0.21
Diluted earnings per share	$0.13	$0.21

BV FINANCIAL, INC.
Average Balance Sheet for the Quarters ended March 31,
(Dollars in thousands, unaudited )

	For the Three Months Ended March 31,
	2026			2025
(dollars in thousands)	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Unaudited)
Interest-earning assets:
Loans	$739,885	$11,143	6.11%	$739,666	$10,741	5.89%
Securities available-for-sale	33,538	289	3.49%	36,884	350	3.85%
Securities held-to-maturity	8,040	45	2.27%	7,323	47	2.60%
Cash, cash equivalents and other interest-earning assets	65,221	605	3.79%	66,832	743	4.51%
Total interest-earning assets	846,684	12,082	5.79%	850,705	11,881	5.66%
Noninterest-earning assets	65,375			65,008
Total assets	$912,059			$915,713

Interest-bearing liabilities:
Interest-bearing demand deposits	$75,739	167	0.89%	$80,149	171	0.87%
Savings deposits	115,833	147	0.51%	122,458	99	0.33%
Money market deposits	124,717	684	2.22%	124,962	764	2.48%
Certificates of deposit	219,142	1,654	3.06%	195,379	1,567	3.52%
Total interest-bearing deposits	535,431	2,652	2.01%	522,948	2,601	2.02%
Federal Home Loan Bank advances	35,000	319	3.70%	15,000	171	4.62%
Subordinated debentures	—	—	—	34,905	466	5.41%
Total borrowings	35,000	319	3.70%	49,905	637	5.18%
Total interest-bearing liabilities	570,431	2,971	2.11%	572,853	3,238	2.29%
Noninterest-bearing demand deposits	139,808			131,981
Other noninterest-bearing liabilities	18,645			14,941
Total liabilities	728,884			719,775
Equity	183,175			195,938
Total liabilities and equity	$912,059			$915,713
Net interest income		$9,111			$8,643
Net interest rate spread			3.68%			3.37%
Net interest-earning assets	$276,253			$277,852
Net interest margin			4.36%			4.12%
Average interest-earning assets to interest-bearing liabilities	148.43%			148.50%

ALLOWANCE FOR CREDIT LOSS - LOANS
(Dollars in thousands, unaudited)
	QTR	QTR
	3/31/2026	3/31/2025

Beginning Balance	$6,437	$8,522

Provision for (recovery of) credit loss -loans	(56)	351

Net Charge-offs (recoveries):
Owner Occupied 1-4	(1)	(3)
Non-Owner Occupied 1-4	(19)	(16)
Investor Commercial Real Estate	—	—
OO Commercial Real Estate	—	—
Construction & Land	—	(1)
Farm Loans	—	—
Marine & Consumer	2	5
Guaranteed by the US Gov't	—	—
Commercial	—	—
Net charge-offs (recoveries)	(18)	(15)

Ending Balance- ACL for Loans	$6,399	$8,888

Balance Reserve for unfunded loan commitments	140	299
Balance Reserve for HTM Securities	1	3
Total ACL	$6,540	$9,190

Provision expense for Unfunded Commitments	46	(53)
Provision expense for HTM Securities	(1)	(1)
Total other provision expense	$45	$(54)
Total (Recovery of) provision for credit losses	$(11)	$297

RECONCILIATION TABLE (UNAUDITED)
NON-GAAP ADJUSTED NET INCOME

Non-GAAP Reconciliation

In addition to results presented in accordance with generally accepted accounting principles utilized in the Unites States ("GAAP"), this earnings release contains a non-GAAP financial measure, Non-GAAP adjusted net income. The Company believes this non-GAAP financial measure is useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time. Non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

	Three Months ended March 31,
	2026	2025

Net Income (GAAP)	$1,091	$2,099
2024 Equity Plan Expenses	601	1,155
Cost of executive transition	2,203	-
Tax impact	(576)	(306)
Non-GAAP Adusted Net Income	$3,319	$2,948

NON-GAAP TANGIBLE BOOK VALUE PER COMMON SHARE

Total Equity (GAAP)	$183,637	$198,073
Less Goodwill	14,420	14,420
Less other intangible assets	606	786
Tangible equity	$168,611	$182,867
Common shares outstanding	8,750,737	10,594,044
Tangible book value per share	$19.27	$17.26